Exhibit 10.15

PROPERTY MANAGEMENT AND LEASING AGREEMENT

THIS PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Agreement”) is made and entered into as of August 16th, 2013, by and between CHP ESCONDIDO CA MOB OWNER, LLC, a Delaware limited liability company (“Owner”), and LINCOLN PROPERTY COMPANY COMMERCIAL SERVICE ENTERPRISES, INC. D/B/A LINCOLN HARRIS CSG, a Texas corporation (“Manager”), under the following circumstances:

A. Owner owns the medical office building described on Exhibit A attached hereto (the “Property”).

B. Owner desires to retain Manager as property manager for the Property on the terms and conditions set forth herein.

C. Manager is qualified and properly licensed to manage the Property and to render the services required by Owner in the management of the Property.

D. Owner and Manager desire to set forth their understandings and agreements with respect to the services to be performed by Manager, the compensation to be paid to Manager and other matters relating thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, and the compensation to be paid as set forth herein, the parties hereto agree for themselves and their respective successors and assigns as follows:

1.	APPOINTMENT OF MANAGER:

Owner hereby appoints Manager as Owner’s sole and exclusive managing agent for the purposes of managing, operating, maintaining and leasing the Property, all in accordance with this Agreement, and Manager hereby accepts such appointment. Manager represents that it is a duly licensed property manager under the laws of the state(s) in which the Property is located.

2.	COMMENCEMENT DATE:

The term of this Agreement shall commence on August     , 2013, and shall continue until December 31, 2015, and thereafter shall be automatically renewed for consecutive one (1) year periods unless either party elects to not renew this Agreement by providing written notice of such election to the other no later than thirty (30) days prior to the expiration of the then current year. Notwithstanding the foregoing, the parties acknowledge that this Agreement may be sooner terminated as provided in Paragraph 14.

3.	SERVICES TO BE PROVIDED BY MANAGER; MANAGER’S RESPONSIBILITIES:

3.1	General Responsibility:

Manager, on behalf of Owner, shall implement, or cause to be implemented, the decisions of Owner with respect to the Property as provided in this Agreement. Manager agrees to use diligent efforts to manage and operate the Property in accordance with the terms of this Agreement, any lease(s) in place with respect to the Property, all applicable laws and regulations, and the management plans, budgets, policies, procedures and benchmark standards agreed upon with Owner and to comply with such instructions as may be imposed by Owner which are within the general scope of Manager’s duties under this Agreement.

3.2	Supervision:

Manager shall hire, employ, pay and supervise all of Manager’s employees who deal with the Property at Manager’s sole cost and expense. Manager shall at all times enforce strict discipline and good order among its personnel and other agents, and shall not employ any personnel or other agents who are not skilled in the task(s) assigned. Manager shall, in the hiring and retention of employees, use such care to select qualified, competent and trustworthy employees as is commensurate with the prevailing standards in the real estate services industry for buildings and properties of comparable size and type in the market in which the Property is located.

3.3	Confidentiality:

All information obtained or developed by Manager pursuant to this Agreement which is not otherwise publicly available is confidential, shall be maintained in strictest confidence, and shall not be disclosed to any person or entity other than Manager’s employees, attorneys and accountants (who shall in all cases be subject to and comply with the foregoing confidentiality agreement) without the prior written consent of Owner’s Representative (as defined in Paragraph 16.1(b)); provided, however, Manager may disclose confidential information if required by subpoena, court order or applicable law but only after giving Owner’s Representative prior written notice of the intended disclosure and giving Owner a period of ten (10) days to determine whether such disclosure by Manager should be contested at Owner’s sole cost. Manager shall provide access to confidential information only on a “need-to-know” basis. Manager shall take all reasonable steps to ensure that Manager’s employees do not use any confidential information for personal gain.

3.4	Compliance with Laws, Agreements:

(a)

Manager shall keep itself fully informed of applicable laws, ordinances, regulations, rules and orders applicable to Manager in the performance of its responsibilities and services. Manager shall provide its services in full compliance with all laws, ordinances, regulations, rules and orders. Promptly following its inspections of the Property, Manager shall advise Owner in writing of any non-compliance which is actually discovered by Manager, or suspected non-compliance, with any of such laws, ordinances, regulations, rules and orders relating to the Property or use of the Property or operations or activities thereon. Manager is not required to inspect, or cause to be inspected, the Property specifically for compliance with building codes, health and safety codes, The Americans with Disabilities Act, environmental laws, or any other laws or regulations, and Manager shall not be liable to Owner for any Failure to detect any such non-compliance, except as directed by Owner and at Owner’s sole cost and expense. To the extent permitted under the approved Operating Budget for each calendar year and, when not so permitted, following written authorization from Owner’s Representative, Manager shall promptly remedy, or cause any tenant to remedy if required pursuant to its lease, as and if applicable, any violation of any such law, ordinance, rule, regulation or order relating to the use, operation, repair and maintenance of the Property, except in cases where Owner has notified Manager in writing of its contest of or its intention to contest such law, ordinance, rule, regulation or order. Notwithstanding anything to the contrary herein, Manger shall not knowingly take any action in connection with the build-out of tenant space in the Property which would cause the Property to be in violation of any fire, health, safety or building codes, laws, ordinances, rules or regulations governing such Property.

(b)	Manager shall perform all of the obligations and duties to be performed under this Agreement and all leases, agreements, instruments or documents affecting the Property and in complying with all terms and conditions contained in any current or future ground lease, space lease, mortgage, deed of trust or other security instruments affecting the Property and brought to Manager’s attention by Owner.

(c)	In the performance of Manager’s responsibilities hereunder, Manager shall adhere to the standard in complying with all laws, ordinances, rules, regulations or orders which pertain to or otherwise affect the manner in which Manager performs its services. Manager shall be responsible for performing its services pursuant to this Agreement in accordance with the laws applicable in the jurisdictions where the services are performed and where the Property is located. Manager shall be responsible for the performance of any of its services in a manner contrary to such laws, ordinances, rules, regulations and orders and will bear all costs, damages, losses and expenses incurred by Owner or any of its Affiliates attributable thereto; and except to the extent resulting from Manager’s gross negligence, Manager shall not be liable for any violation of law by any vendor.

3.5	Environmental:

(a)

Manager, at Manager’s sole cost and expense, shall indemnify and save harmless Owner, Owner’s successors and assigns and their respective present and future officers, directors, employees or agents (collectively, the “Owner Indemnitees”) from and against any and all liabilities, penalties, fines, forfeitures, demands, damages, losses, claims, causes of action, suits, judgments, and costs and expenses incidental thereto (including cost of defense, settlement, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees), which Owner or any or all of the Owner Indemnitees may hereafter suffer, incur, be responsible for or disburse as a result of any Environmental Liabilities (as defined in Paragraph 22) directly or indirectly caused by or arising out of any Environmental Hazards (as defined in Paragraph 22) existing on or about the Property, but only to the extent that any such existence is caused by (i) the activities on or about the Property of Manager, or any of its officers or employees, or (ii) the activities on or about the Property of Manager’s agents or contractors (and their respective employees) which Manager was negligent in retaining. This provision shall survive the expiration or earlier termination of the Agreement.

(b)	Owner represents and warrants to Manager that, to the best of Owner’s knowledge (without duty to investigate or inspect), the Property has not been used for the generation, storage, treatment of disposal of Hazardous Materials (as defined in Paragraph 22) and that no Hazardous Materials are located on the Property. Owner agrees to indemnify and hold harmless Manager, Manager’s successors and assigns, and their respective present and future officers, directors, employees and agents (collectively, the “Manager Indemnitees”) from and against any and all Environmental Liabilities which Manager or any or all of the Manager Indemnitees may hereafter suffer, incur, be responsible for or disburse as a result of any Environmental Hazard at the Property, except to the extent that any such existence is caused by (i) the activities on or about the Property of Manager or any of its officers or employees, or (ii) the activities on or about the Property of Manager’s agents or contractors (and their respective employees) which Manager was negligent in retaining. This provision shall survive the expiration or earlier termination of the Agreement.

3.6	Approved Budgets:

(a)	At least ninety (90) days prior to the beginning of each fiscal year of Owner which ends December 31 of each year (“Fiscal Year”), Manager shall prepare and submit to Owner for approval the following:

(i)	A separate annual budget for operating, repairing, maintaining, marketing, promoting and leasing each Property and projection of monthly Property Income and Property Expenses for each Property for the forthcoming Fiscal Year in such format as is approved in writing by Owner (an “Operating Budget”). Each Operating Budget shall include a statement as to the amount of rentable square feet in the Property to be furnished by Owner and to be occupied by Manager and its employees as offices at no charge to Manager for the purpose of performing Manager’s obligations under this Agreement. The number, size and location of such offices shall be subject to the approval of Owner’s Representative, which approval shall not be unreasonably withheld. Disbursement categories in the Operating Budget shall be limited to Property Expenses.

(ii)	An annual budget and projection of capital and extraordinary expenditures for the forthcoming Fiscal Year (the “Capital Budget”) for each Property in such format as is approved in writing by Owner.

(b)

Owner shall consider the proposed budget and shall consult with Manager in the ninety (90) day period prior to the commencement of the next calendar year in order to agree on each Operating Budget and each Capital Budget. Owner shall use its reasonable efforts to approve or disapprove each Operating Budget and each Capital Budget within sixty (60) days after its receipt, but the failure of Owner to approve or disapprove any Operating Budget or Capital Budget within this time period will not indicate the approval of Owner to such Operating Budget or Capital Budget, in whole or in part. Until an Operating Budget and a Capital Budget have been approved in writing by Owner, Manager shall not incur or otherwise expend funds in excess of the amounts set forth on the approved Operating Budget and Capital Budget for the immediately preceding year, if any.

(c)	The Operating Budget may include the pro-rata salary costs of the employees of Manager to be employed in the direct management, operation or maintenance of the Property who shall include, but not be limited to, those employees of Manager whose salaries may, from time to time, be charged prorata to the Property for direct management, operation and maintenance services rendered at the Property less than full time. Employees whose salaries are eligible to be charged prorata shall be: (i) “on site” employees who work or provide management, operation or maintenance services at the Property on a full time or part time basis (“On-Site Employees”); and (ii) employees who do not work “on site” at the Property, but who work exclusively in providing management, operation or maintenance services for the Property which have been approved in writing by Owner’s authorized representative as a reimbursable expense (“Off-Site Reimbursable Employees”). Employees whose salaries may not be charged prorata or otherwise include, but are not limited to, general management, administrative and clerical personnel, accountants, auditors and property managers not providing services at the Property on a full time or part time basis, and all other employees of Manager who are not On-Site Employees or Off-Site Reimbursable Employees.

3.7	Compliance with Operating Budgets:

Manager shall employ diligence and commercially reasonable efforts to ensure that the actual costs of maintaining and operating the Property shall not exceed the Operating Budget pertaining thereto either in total or in any separate accounting category. All expenses shall be charged to the property account and no expense may be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount of another accounting category. Manager shall obtain the prior written approval of Owner’s Representative for any expenditure that will result in an excess of five percent (5%) of the annual budgeted amount in any one expense category of the Operating Budget for the Property, or that will result in the operating expenses in the aggregate to exceed the amounts set forth in the Operating Budget by more than three percent (3%).

3.8	Increases in Costs:

During the calendar year, Manager shall inform Owner in writing of any material increases in costs and expenses that were not foreseen during the budget preparation period and were, therefore, not reflected in the Operating Budget.

3.9	Rent Collection:

Manager shall use diligent efforts to collect all rents, deposits, fees and other sums payable with respect to the Property. Manager shall not commingle any of the receipts or revenues from the Property with Manager’s own funds or funds from any property not subject to this Agreement. Manager shall collect and identify any income due Owner from miscellaneous services provided to tenants or the public including, but not limited to, parking income, tenant storage, and coin operated machines of all types. All monies so collected shall be deposited as provided in Paragraph 7.

3.10	Tenant Defaults.

Manager shall not terminate any lease, lock out any tenant, institute suit for rent or for use and occupancy, or proceedings for recovery of possession, without the prior written approval of Owner’s Representative. In connection with such suits or proceedings, only legal counsel designated and retained by Owner’s Representative shall be used. All legal expenses incurred in bringing and prosecuting such approved suit or proceeding shall be submitted to Owner’s Representative for its approval prior to payment by Manager. Manager shall not write off any income items without the prior written approval of Owner’s Representative.

3.11	Property Inspections:

Manager shall inspect the Property as frequently as Manager determines appropriate, but in no event less frequently than one time per fiscal quarter, as designated by Owner’s Representative. In conducting its inspections, Manager shall follow an inspection checklist approved in writing by Owner’s Representative and Manager.

3.12	Repairs:

Manager shall keep, or shall cause the applicable tenant to keep, the Property and all parts thereof in a clean and attractive condition. Manager shall attend to the making and supervising of all ordinary and extraordinary repairs, decorations, replacements, additions, alterations and landscaping necessary or advisable for the proper operation of the Property, for the performance of Owner’s obligations under any lease or agreement, restrictive covenants or other encumbrances affecting the Property and to comply with all governmental or insurance requirements applicable to Owner, all of which, however, shall be subject to the limits of the approved Operating Budget. All work performed pursuant to this Paragraph shall be done in a good and workmanlike manner using building materials in conformity with the standard established by Owner. Manager shall be responsible for the making and supervision of all ordinary and extraordinary repairs, decorations and alterations; however, no single expenditure made for these purposes shall exceed $5,000 without prior written approval of Owner’s Representative or approval in a Property’s annual Operating Budget.

3.13	Emergency:

In cases of emergency where repairs are immediately necessary for the preservation and safety of the Property, or to avoid the suspension of any essential service to the Property, or to avoid danger to life or property, Manager may make expenditures for such emergency repairs which exceed the amount set forth in Paragraph 3.15 without prior written approval of Owner. Manager shall promptly inform Owner of any such expenditures and the reasons therefor, but in no event later than within two (2) business days following such expenditure.

3.14	Capital Expenditures:

The Capital Budget shall not constitute an authorization by Owner for Manager to expend any money. All capital expenditures must be specifically authorized in writing by Owner’s Representative. With respect to the purchase and installation of major items of new or replacement equipment (including, without limitation, elevators, HVAC, appliances, furniture and furnishings or floor coverings), Manager shall recommend that Owner purchase these items when Manager believes such purchase to be necessary or desirable. Owner’s Representative may arrange to purchase and install these items itself or may authorize Manager to do so subject to prescribed supervision and specification requirements and conditions. Unless Owner’s Representative specifically waives such requirements in writing, Manager shall obtain two bids for capital improvements/major items ranging from $5,000 to $15,000 and three bids for capital improvements/major items in excess of $15,000. Manager shall solicit bids in the form prescribed by Owner so that uniformity will exist in the bid quotes. Manager shall provide Owner with all bid responses accompanied by Manager’s recommendations as to the most acceptable bid. If Manager advises acceptance of other than the lowest bidder, Manager shall adequately support its recommendations in writing. Notwithstanding the foregoing, Manager and Owner acknowledge that capital expenditures with respect to the Property may be subject to specific covenants, obligations and responsibilities as set forth in the lease(s) in place with respect to the Property, the terms of which shall control with respect to this paragraph.

3.15	Service Contracts:

Manager shall contract for all labor, materials and services required for the management, operation and upkeep of the Property in Manager’s own name, subject to the Operating Budget. Manager shall submit for competitive bidding any contracts with independent contractors or vendors providing services to the Property which (a) call for payments of more than $500 per month for a period of more than six (6) months; (b) call for a single payment of more than $5,000; or (c) have a total contract sum more than $15,000. All contracts for labor, materials and services must be submitted to Owner’s Representative for approval. If Manager obtains any volume discounts because of its purchasing power, Manager shall pass the benefit of such discounts on to Owner. Manager shall not knowingly enter into any contract with officers, employees, shareholders or Affiliates of Manager or anyone related to such employees, officers or Affiliates without Owner’s prior written consent in accordance with Paragraph 15. None of the following shall, with the knowledge of Manager, be vendors or contractors: (i) the directors, officers or employees of Owner or (ii) any family member of any such director, officer or employee. As used herein, “family member” means parent, spouse, child, brother or sister. Manager shall not enter into any contract with any Affiliate of Manager unless such contract has been competitively bid and the bid of Manager’s Affiliate was the lowest bid; such Affiliate is capable of performing the contracted services; and Manager has complied with Paragraph 15 with regard to such contract. Each such service contract shall:

(a)	be in the name of Manager;

(b)	be assignable, at Owner’s option, to Owner or Owner’s nominee;

(c)	be for a term of not more than twelve (12) months;

(d)	include a provision for cancellation thereof by Owner or Manager upon not less than thirty (30) days’ written notice;

(e)	require that the contractor/vendor provide evidence of insurance that satisfies Paragraph 4.2 (except that the limits of such insurance policies shall be acceptable if in an amount not less than $500,000);

(f)	set forth the contractor’s tax ID number; and

(g)	if obtainable through reasonable efforts, include the vendor’s agreement to indemnify and defend (through counsel acceptable to Owner or Manager as the case may be) Manager, Owner and its Affiliates against any claims or liabilities arising out of or alleged to arise out of, or connected with, any acts or omissions of such contractor/vendor, including liens.

In the event that in any given situation Manager determines that it will not be feasible to comply with any of the requirements relating to competitive bidding or the terms and conditions of service contracts, Owner may authorize exceptions thereto if requested by Manager in writing. Owner may withhold such authorization in its reasonable discretion and no such authorization shall be effective unless given in writing signed by Owner’s Representative.

3.16	Service Providers/Competitive Bidding:

(a)	Throughout the term of this Agreement and any extensions, Owner may provide Manager with current lists of approved vendors of certain services in the geographical area in which the Property is located. If such lists are provided, Manager shall use those vendors unless otherwise directed by Owner’s Representative. Notwithstanding that such lists of approved vendors are provided to Manager by Owner, Manager shall competitively bid such services, if required by Owner or by this Agreement, and notify Owner’s Representative if such services may be obtained from non-approved vendors more cost-effectively. If Owner’s Representative requires Manager to contract with an approved vendor despite the higher fees charged by such vendor and such higher charge results in an expenditure in excess of the agreed upon percentage of the annual budgeted amount in any accounting category of the Operating Budget (pursuant to Paragraph 3.7), such excess expenditure shall be considered approved by Owner. Nothing in this Paragraph, however, shall be construed as relieving Manager of its obligation to use its reasonable good faith efforts to negotiate the most cost beneficial contract possible with any vendor designated by Owner. If Owner has not designated a vendor, Manager shall provide the best value for performance of these services through sealed competitive bidding or negotiation, if required by Owner or by this Agreement.

(b)	If this Agreement terminates as provided in Paragraph 14, or if this Agreement terminates as to any one Property as provided in Paragraphs 1 and 14, Manager shall, at Owner’s option, assign to Owner or to Owner’s nominee all service agreements pertaining to the Property.

3.17	Property Information Package:

Upon request by Owner’s Representative to Manager from time to time, Manager shall assist Owner in preparing a Property Information Package the Property, to be used by Owner for any purpose including, but not limited to, the sale of the Property. The Property Information Package shall consist of the following items:

(a)	Lease Abstracts. Abstracts of all leases on the Property, in such form and detail as Owner’s Representative may require;

(b)	Estoppel Certificates. Current Estoppel Certificates from all tenants at the Property. To the extent such Certificates reveal problems, discrepancies, ambiguities or other matters needing resolution, Manager shall promptly begin working with the tenant to resolve the matter;

(c)	Rent Roll. A current rent roll, including security deposits and delinquencies, in such form and detail as Owner’s Representative may require;

(d)	Leases. Copies of all leases, licenses, concessions and other agreements affecting the Property and providing income from the Property, together with all amendments thereto;

(e)	Vendor Contracts. Copies of all contracts with vendors providing goods and services to the Property, together with all amendments thereto;

(f)	Operating Budget. The Operating Budget described in Paragraph 3.6;

(g)	Capital Budget. The Capital Budget for the next twelve (12) month period for anticipated capital expenditures, including tenant improvements, if any;

(h)	Drawings and Plans. Copies of as-built drawings and plans for the improvements on the Property;

(i)	Permits and Licenses. To the extent reasonably available to Manager, copies of all licenses, permits and other governmental approvals applicable to the Property;

(j)	Environmental Reports. Copies of all environmental reports, including asbestos surveys, available to Manager;

(k)	Monthly Income and Expense Report. Latest monthly income and expense report with monthly and cumulative year-to-date information; and

(l)	Other Items. To the extent reasonably available to Manager, copies of such other items as Owner may specify.

Notwithstanding the foregoing, in the event Owner’s Representative requests that Manager, in connection with preparation of a Property Information Package, prepare any document, schedule, exhibit, financial report or analysis, spreadsheet or any other items or materials which Manager does not produce in the ordinary course of providing property management services under this Agreement (“Special Materials”), Owner shall compensate Manager for the preparation of Special Materials in an amount to be agreed upon by the parties at the time the request is made by Owner’s Representative.

3.18	Tenant Relations:

Manager agrees to perform all of the following services:

(a)	Bill and undertake to collect, on behalf of Owner, all rents and other charges due from the tenants.

(b)	Exercise diligent, reasonable efforts to perform all delegable duties of the landlord under the DFC Lease (as defined in Paragraph 3.19) and each Space Lease (as defined in Paragraph 3.19) so that each such lease remains in full force and effect and so that no default is made by Owner as landlord.

(c)	Exercise diligent, reasonable efforts to ensure full performance by tenants of their obligations, periodically inspect the Property as reasonably necessary or desirable consistent with this Agreement, and, if appropriate, make demands on any tenants who have not performed such obligations to do so.

(d)	Submit, at least annually, inspection reports on forms provided by Owner.

(e)	Upon termination of the DFC Lease and any Space Leases, inspect the premises and, if appropriate and applicable, refund the security deposits of the tenant.

(f)	Use diligent, reasonable efforts to give notice of and to enforce compliance with the rules and regulations of Owner, governing bodies, insurance carriers and association rules applicable to tenants and the Property. Manager shall not knowingly permit the use of the Property for any purposes except for uses permitted pursuant to the applicable lease(s), copies of which shall be provided to Manager by Owner’s Representative. Manager agrees not to knowingly permit the use of the Property for any purpose that might void any policy of insurance or that might render any loss under the insurance policy uncollectible or that would violate any governmental restriction.

(g)	Maintain businesslike relations with tenants, receive requests, complaints and the like from tenants, respond and act upon the foregoing in reasonable fashion.

(h)	Maintain, for Owner’s inspection, a record of the action taken with respect to all of the foregoing.

3.19	Leasing Services:

Manager acknowledges that the Property is, as of the date hereof, subject to the leases described on Schedule 3.19 attached hereto and by this reference made a part hereof (the “Existing Leases”). Following the expiration or sooner termination of the Existing Leases, Manager shall negotiate and cause to be prepared new leases of space in the Property as well as renewals or extensions of leases (“Space Leases”). Manager shall use its reasonable best efforts to ensure that the Space Leases contain rental rates that are at the highest possible level consistent with the then-current general state of the commercial real estate market in the area, but in no event, without all approvals required herein, less than the rate specified in the applicable standard business terms prescribed by Owner’s Representative. All Space Leases (i) shall be on Owner’s standard form of lease/rental agreement; and (ii) shall be in conformity with the then current standard business terms prescribed by Owner’s Representative for each Property as set forth in written directives submitted to Manager; provided, however, Owner shall have the right to change the standard form of lease/rental agreement, the standard business terms and the use restrictions and tenant covenants at any time and from time to time by delivering written notice thereof to Manager. The standard business terms referred to in clause (ii) above shall include, but may not necessarily be limited to, base rental rates, rental adjustment terms, any permitted rent concessions, terms of tenant tax and operating expense contributions and reimbursements, minimum and maximum lease terms and renewal options, maximum permissible square foot area of space that may be leased to a single tenant or one or more related tenants, and allowable tenant improvement allowances and terms of tenant improvement build-outs. All Space Leases shall be executed by Owner’s Representative or by such other person or persons as may be designated by Owner in writing from time to time. No Space Lease which does not comply with the requirements of subsections (i), (ii) and (iii) above, or has terms or provisions which deviate from or which omits any term or provision required by clauses (i), (ii) and (iii) or any of the standard business terms applicable to the Property to which such Space Lease relates, may be entered into unless Manager first submits such Space Lease to Owner’s Representative for review, and such Space Lease has been approved in writing by Owner’s Representative. In addition to the foregoing requirements, all leases to physician tenants or other referral sources must be in writing, and shall provide for rental payments that are not less than the fair market rental value of the premises leased, provide for a lease term not less than one (1) year, cover no more space than is reasonably necessary for the legitimate business use and purposes of the tenant, provide for a pass through of a pro rata share of operating expenses and shall otherwise be on commercially reasonable terms, assuming the absence of any potential for referrals.

3.20	Tenant Improvement Work:

Manager shall, upon execution of a Space Lease, coordinate all tenant improvement construction required under the Space Lease, and if requested by Owner’s Representative, Manager shall manage the design and construction of all tenant improvement work in accordance with Exhibit C. Manager also shall plan and coordinate the move-in and move-out of tenants. Owner shall pay Manager for its management services in the design and construction of all tenant improvement work the fee set forth in Exhibit B. Upon Owner’s request, Manager shall provide copies of all contracts, invoices and other similar documentation relating to tenant improvement work being performed on the Property.

3.21	Strategic Advisory Services:

Manager shall, on request of Owner, provide recommendations to Owner concerning the development of, and shall assist Owner in developing, an annual strategic plan in connection with the Property, which shall include the following:

(a)	An analysis identifying the role of the Property in the overall business plan;

(b)	A schedule of senior level objectives and strategies to implement the objectives;

(c)	In the development of the annual strategic plan, maintain regular communication with Owner’s Representative, and assist in planning sessions;

(d)	Review, or upon request, prepare and deliver to Owner’s Representative forecasts and projections for the Property;

(e)	Coordinate with and provide input to Owner’s Representative in connection with the annual budget process for the Property;

(f)	Provide consultation, recommendations and analysis concerning the disposition of the Property, but only if Manager is engaged to provide brokerage services on an exclusive agency basis in accordance with Paragraph 11 with regard to the Property;

(g)	Establish and deliver to Owner’s Representative operating baselines for benchmarking information with regard to the Property;

(h)	After preparation of the annual strategic plan, coordinate the implementation of the plan; and

(i)	Make recommendations concerning and assist in the initiation of property tax appeals with respect to the Property on an as needed basis.

4.	INSURANCE:

4.1 Insurance Coverage. Upon or prior to commencement of Manager’s services under this Agreement, Owner and Manager shall each procure and maintain, at their own expense, all insurance policies and requirements as provided in Exhibit D to this Agreement. The carrier, total insurable values, and the various coverage types and limits of each policy of insurance must be acceptable to Owner in its commercially reasonable discretion. Manager shall be designated as a named insured under each insurance policy procured by Manager. Such policies, with the exception of Workers’ Compensation, Employer’s Liability, Employee Dishonesty/Crime, Professional Liability and Employment Practices Liability, shall name Owner as an additional insured and Owner shall be a named insured and loss payee under any required Property Insurance coverages. All deductibles, legal settlements and any other costs related to claims under the insurance policies required herein shall be Property Expenses. Upon thirty (30) days prior written notice to Manager, or immediately upon Manager’s failure to procure the required insurance in accordance with this Agreement, Owner may elect, in its sole discretion, to procure and maintain as a Property Expense, any of the insurance policies required and set forth under Exhibit D, except for Manager’s Workers’ Compensation and Employer’s Liability insurance policies. In the event Owner elects to procure directly any of the required insurance policies, then Owner shall be the named insured under each policy and Manager shall be included as a named insured or additional insured as appropriate in Owner’s sole discretion

4.2 Safe Workplace. Manager agrees to provide a safe and healthful workplace as required by OSHA. Manager shall conduct its work in compliance with the requirements of all federal, state and local regulatory entities, including but not limited to OSHA and the Environmental Protection Agency.

4.3 Waiver of Liability/Subrogation. Notwithstanding any provision of this Agreement to the contrary, each party hereto hereby waives any and every claim which arises or may arise in its favor and against the other party hereto during the Term for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Property, which loss or damage is covered by valid and collectible property insurance policies, to the extent that such loss or damage is recoverable under such policies. Said mutual waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Agreement with respect to any loss or damage to property of the parties hereto.

5.	FINANCIAL REPORTING AND RECORD KEEPING:

5.1	Books of Accounts:

Manager shall maintain, at an address set forth in Paragraph 16.3, or such other place or places as Owner may approve in advance and in writing, a comprehensive system of office records, books and accounts, including, without limitation, copies of all reports prepared pursuant to Paragraphs 3 and 5, and any additional information or records required by Owner’s Representative, including such records and information required for the preparation of federal, state and local tax returns, all in a manner reasonably satisfactory to Owner’s Representative. Manager, however, shall not be responsible for preparation of Owner’s tax returns. All entries shall be supported by sufficient documentation to show that such entries are properly and accurately recorded for the Property. Owner and others designated by Owner’s Representative, including Owner’s auditors and accountants, shall have at all times access to and the right to audit in accordance with Paragraph 6 and make copies of such records, accounts and books and all vouchers, files and all other material pertaining to the Property and this Agreement, all of which Manager shall keep safe, available and separate from any records not relating to the Property. Manager shall exercise sufficient control over accounting and financial transactions as is reasonably required to protect Owner’s and its Affiliates’ assets from theft, error or fraudulent activity on the part of Manager’s associates or employees. Except to the extent resulting from the breach of this Agreement by Owner, all losses arising from such instances shall be borne by Manager and shall include, but not be limited to:

(a)	Theft of assets by Manager’s agents or employees;

(b)	Penalties, interest or loss of vendor discounts due to delay by Manager in payment of invoices, bills or other like charges, provided that there are sufficient funds in the Operating Account to pay the invoices, bills or other like charges and provided Owner does not delay approval of such matters (if such approval is required under this Agreement);

(c)	Overpayment or duplicate payment of invoices arising from either fraud or error of Manager or any of its officers or employees;

(d)	A sum equal to the value of any form of payment or property made or given by contractors or vendors to Manager’s employees or agents which was paid or given with the intent to induce the purchase of goods or services for the Propery from any such contractors or vendors; and

(e)	Unauthorized use of the Property or facilities by Manager’s employees or agents.

5.2	Account Classification:

Manager shall adopt Owner’s system of classification of accounting entries or provide a means of classification which can be easily translated by Owner to Owner’s requirements.

5.3	Periodic Reports:

Manager shall provide to Owner such reports pertaining to its operation of the Property and at such times as indicated on Exhibit F attached hereto.

5.4	Accounting Principles:

All financial statements and reports required by Owner shall be prepared on an accrual basis in accordance with generally accepted accounting principles.

5.5	Books and Records:

Manager shall maintain, at its office located in Dallas, Texas, adequate and complete books and records, papers, accounts, contracts and files, including complete and current files of all leases for the Property, all of which will be the property of Owner, and Owner shall have access to the same at all reasonable times. Accounting records shall be kept and maintained on the real property data base/accounting application program prescribed by Owner. Manager shall maintain all of its books and records in such manner as will permit the preparation of certified audited financial statements in accordance with GAAP accounting.

6.	OWNER’S RIGHT TO AUDIT:

Upon reasonable notice and during business hours, Owner shall have access to Manager’s books and records relating to the Property and shall have the right to audit such books and records during the period of this Agreement and for a period of two (2) years after termination of this Agreement. Owner also reserves the right upon reasonable notice and during business hours to perform any and all additional audit tests relating to Manager’s activities either at the Property or at any office of Manager. If Owner’s employees or appointees discover either weaknesses in internal control or errors in record keeping, Manager shall correct such discrepancies either upon discovery or within a reasonable period. Manager shall inform Owner in writing of the action taken to correct such audit discrepancies. Any and all such audits conducted either by Owner’s employees or appointees shall be at the sole expense of Owner. However, if an audit reveals any fraudulent or intentional errors in record keeping or any fraudulent or intentional misappropriation of funds by Manager or if the audit reveals that the net cash flow from the Property for the period audited exceeded the net cash flow reported by Manager in the periodic reports for such period by three percent (3%), the cost of the audit for the Property shall be borne by Manager. The right of Owner’s Representative to require Manager to pay the cost of audit under these circumstances shall be in addition to any other rights or remedies that Owner may have under this Agreement or in law or equity.

7.	OWNER ACCOUNTS:

7.1	Operating Account:

All rental or other receipts shall be deposited by Manager in a bank account (the “Operating Account”) opened by Manager in the name of Owner. If the law requires that the tenant security deposits be separately maintained, a separate interest-bearing account shall be opened by Manager at a bank approved by Owner’s Representative, and shall be maintained in accordance with applicable laws. The security deposit account shall be used only for maintaining and refunding security deposits. The bank shall be informed by Manager in writing that the funds of the security deposit account are held in trust for Owner. Manager shall maintain detailed records of all security deposits deposited into the security deposit account, and all records shall be open for inspection by Owner’s employees or appointees upon reasonable notice and during business hours. Manager shall obtain approval of Owner’s Representative prior to the return of any security deposits to any particular tenant when the amount of the return is greater than the amount the Manager is required by law to return to the tenant. Owner’s Representative may direct Manager to change a depository bank or the depository arrangements. The Operating Account and any security deposit accounts which are owned by Owner shall have Manager’s designated bonded employees additionally named as signatories with the title of Agent.

7.2	Access to Account:

Through the use of signature cards, and subject to any relevant requirement of local law, authorized representatives of Owner shall be permitted access to any and all funds in the

Operating Account and any separate security deposit account at any time, and Owner’s Representative shall promptly advise Manager of any withdrawal of funds by Owner from such Operating Account or the security deposit account. Owner can terminate Manager’s authority to draw against such accounts at any time without notice to Manager.

8.	COSTS PAID FROM THE OPERATING ACCOUNT:

Manager may pay only the following expenses directly from the Operating Account, subject to the conditions set forth in Paragraph 3 (including, without limitation, the Operating Budget) and obtaining any and all consents, approvals or authorizations of Owner required under Paragraph 3, in each case to the extent such amounts are not payable by the applicable tenant pursuant to the DFC Lease or the Space Lease(s):

(a)	Reasonable cost to comply with and correct any violation of federal, state and municipal laws, ordinances, regulations and orders relative to the leasing, use, repair and maintenance of the Property, or relating to the rules, regulations or orders of the local Board of Fire Underwriters or other similar body;

(b)	Actual and reasonable cost of constructing all tenant improvements and making all repairs and alterations;

(c)	Costs incurred by Manager in connection with all service contracts and agreements permitted to be entered into by Manager pursuant to this Agreement or otherwise approved by Owner in accordance with Paragraph 3.15;

(d)	Costs of collection of delinquent rentals collected through a collection agency which has been approved in writing in advance by Owner’s Representative for the specific delinquent rentals;

(e)	Legal fees and expenses, provided such attorneys have been designated and retained in accordance with Paragraph 3.10 by Owner in writing, and the specific amount of such attorney’s fee has been approved of by Owner in accordance with Paragraph 3.13 in writing in advance of payment;

(f)	Costs of lease-up, operation, cleaning and maintenance of the Property, including but not limited to the cost of all utilities;

(g)	Promotional expenses, including brochures, advertising, broker fees and tenant locator/referral fees approved by Owner’s Representative;

(h)	Cost of business licenses required for the legal operation of the Property;

(i)	All real and personal property taxes and assessments, including without limitation all general and special assessments and improvement district charges;

(j)	Fees to any co-brokers representing tenants in Space Lease transactions, provided that the obligation has been submitted to and approved by Owner’s Representative; and

(k)	Any other expenses to the extent reflected in the then applicable approved Operating Budget.

9.	COSTS WHICH ARE NOT REIMBURSED:

The following expenses or costs incurred by or on behalf of Manager in connection with the management, operation and leasing of the Property or in connection with the operation of Manager’s business shall be at the sole cost and expense of Manager and shall not be paid or reimbursed by Owner, except as provided on Exhibit B attached hereto, unless otherwise approved by Owner’s Representative:

(a)	Costs of salary and wages, payroll taxes, insurance benefits, worker’s compensation, pension benefits and other benefits of any of Manager’s employees or other personnel, except as set forth in the approved Operating Budget.

(b)	General accounting and reporting services, to the extent these services are within the reasonable scope of Manager’s responsibility to Owner under this Agreement.

(c)	Costs of stationary, forms, ledgers and other supplies and equipment used in Manager’s offices.

(d)	Costs or pro rata costs of telephone and general office expenses incurred at the Property by Manager for the operation and management of properties other than the Property.

(e)	Costs or pro rata costs of electronic data processing for data processed by computer service companies or Manager’s computers or any pro rata charge therefore, whether such computers are located at the Property or at Manager’s offices.

(f)	Costs of all bonuses, incentive compensation, profit sharing or any pay advances by Manager to Manager’s employees.

(g)	Costs attributable to losses arising from criminal acts or from gross negligence or fraud on the part of Manager or Manager’s affiliates, agents or employees.

(h)	Costs of comprehensive crime insurance purchased by Manager for its own account.

(i)	Cost of purchase or rental of computers, copiers, fax machines, telephones, office furnishings and other office equipment used at any office at a Property or any other office of Manager.

10.	DISBURSEMENTS TO OWNER; INSUFFICIENT GROSS INCOME:

10.1	Disbursements to Owner:

On or before the tenth (10th) day of each month, Manager shall cause to be disbursed to Owner, in method and form suitable to Owner, any balance in the Depository Account in excess of the amount required to pay anticipated disbursements due and payable during such month after taking into account Property Income, receipt of which is anticipated during such month.

10.2	Payment of Shortfall:

If, at any time, the Property Income from a Property is not sufficient to pay the bills and charges payable from the Operating Accounts which have been incurred with respect to such Property, Manager will submit to Owner a statement of all remaining unpaid bills and Owner will provide Manager with sufficient funds to pay any unpaid expenses. Manager shall have no obligation to advance any of Manager’s own funds to pay any such shortfall.

10.3	Segregation of Accounts:

Manager shall segregate the income and expenses of each Property so that Property Income from each Property will be applied only to the bills and charges from such Property.

11.	SALE OF A PROPERTY; COOPERATION WITH BROKER:

If a listing agreement is entered into with a broker other than Manager for the sale of any Property, Manager shall cooperate with such broker and permit the broker to exhibit such Property during reasonable business hours, provided the broker has secured Manager’s permission in advance. If requested by Owner’s Representative, Manager shall provide sales brokerage services for the Property as may be designated by Owner’s Representative; provided that Owner shall have no obligation to engage Manager to provide any of those services for the Property. If Owner requests Manager to provide any brokerage services, such services shall be subject to a brokerage agreement approved and executed by Owner and Manager.

12.	COOPERATION ON CLAIMS:

Should any claims, demands, suits or other legal proceedings be made or instituted by any person against Owner or the title holder of any Property which arise out of any of the matters relating to this Agreement or the Property, Manager shall give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof.

13.	COMPENSATION:

As compensation for its services pursuant to this Agreement, Owner shall pay to Manager the fees set forth on Exhibit B. Except for the fees set forth on Exhibit B and the payments which Manager may make from the Operating Accounts as authorized pursuant to Paragraph 8 or as otherwise expressly authorized as provided elsewhere in this Agreement, Manager is not entitled to any other compensation or reimbursement for any other costs and expenses.

14.	TERMINATION:

14.1	Optional Termination:

In addition to the provisions of Paragraph 1, Owner may terminate this Agreement without cause by giving Manager not less than sixty (60) days prior notice in writing, and the date of termination shall be set forth in such notice. Manager may terminate this Agreement without cause by giving Owner not less than ninety (90) days prior notice in writing, and the date of termination shall be set forth in such notice.

14.2	Termination by Owner “For Cause”:

This Agreement may be terminated by Owner “for cause” (as hereinafter defined) upon not less than five (5) business days’ prior notice to Manager. Notwithstanding the foregoing right to terminate, with respect to terminations for cause under clause (i) or (v) below, Owner shall give notice to Manager of the alleged default and Owner’s notice shall require that Manager cure the particular occurrence to the reasonable satisfaction of Owner within ten (10) days after receipt of such notice. If Manager does not so cure the occurrence within the applicable time period, or continue diligent prosecution of the cure as the case may be, then and in that event, without limitation of any other right or remedy of Owner at law or in equity, Owner may terminate this Agreement in its entirety. The term “cause” as used in this Paragraph 14 shall include but not be limited to: (i) material failure of Manager to perform its obligations under, or to comply with the provisions of, this Agreement, or to comply with the decisions or instructions of Owner; (ii) fraud or intentional misrepresentation or breach of trust by Manager; (iii) the occurrence of any of the events described in Paragraph 14.3; (iv) if Manager shall assign its rights or delegate any of its obligations under this Agreement without the assignment being first approved by Owner’s Representative; or (v) if Manager shall make expenditures or incur obligations not set forth in an annual approved Operating Budget or otherwise approved or permitted under this Agreement that are not reimbursed or otherwise cured. Notwithstanding the foregoing, nothing in this Paragraph 14.2 shall limit or otherwise place conditions upon Owner’s right to terminate the Agreement without cause as set forth in Section 14.1, which right shall not be subject to any notice or opportunity to cure in favor of Manager other than the requirement to provide Manager with written notice of its election to terminate the Agreement without cause.

14.3	Other Events of Termination:

This Agreement may also be terminated by Owner in the event of a “Bankruptcy” (as hereinafter defined) of Manager. “Bankruptcy,” for the purposes of this Agreement, shall occur if Manager shall: (i) admit in writing its inability to pay its debts generally and its willingness to be adjudged a bankrupt; or (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act, file an answer admitting to, consenting to, or acquiescing in the relief sought by any such petition; or (iii) make an assignment for the benefit of creditors; or (iv) consent to or acquiesce in the appointment of a receiver or trustee of itself or of the whole or any substantial part of its property; or (v) be adjudicated a bankrupt or insolvent; or (vi) file a petition for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, as amended, or any analogous statute of any foreign country, or an answer or admission seeking, consenting to, or acquiescing in the relief provided under the foregoing or admitting or failing to deny the material allegations of any such petition; or (vii) permit or acquiesce to the entry of an order appointing a receiver or trustee of Manager, or approving a petition filed against Manager for or affecting a reorganization or arrangement under the Federal Bankruptcy Code or any other applicable law or statute of the United States of America or any state or foreign country which order shall not be vacated or set aside or stayed within sixty (60) days from the date of its entry; or (viii) permit or acquiesce to the entry of an order for any other judicial modification or alteration of the rights of creditors or mortgagees, which order shall not be vacated or set aside or stayed within sixty (60) days from the date of its entry.

14.4	Effect of Termination:

Upon the effective date of any termination of this Agreement:

(a)	Manager shall promptly surrender and deliver up to Owner any and all Property Income and monies of Owner on hand or in any bank account, including all security deposits of tenants, if not previously delivered to Owner;

(b)	Manager shall promptly deliver to Owner as received any monies received with respect to the Property after the effective date of termination;

(c)	Manager shall promptly deliver to Owner all records, contracts, leases, receipts for deposits, unpaid bills, materials, supplies, keys, contracts, documents, plans, specifications, promotional materials, and all other accountings, papers, documents and records pertaining to this Agreement or the Property;

(d)	Manager shall promptly assign to Owner or its designee all executed contracts relating to the operation and maintenance of the Property;

(e)	Manager shall promptly deliver to Owner a final accounting, reflecting the balance of income and expenses of the Property, as of the date of termination which shall be delivered within thirty (30) days after such termination;

(f)	Manager shall immediately cease the performance of all services required to be performed by Manager under this Agreement with respect to the Property and vacate such portion of the Property;

(g)	Manager shall use reasonable efforts to cooperate with Owner to accomplish an orderly transfer of the operation and management of the Property to the party designated by Owner;

(h)	Manager agrees that the termination of this Agreement in accordance with the terms of this Agreement by Owner will not create or give rise to any liability of or against Owner, except for post-termination obligations of Owner expressly set forth herein, and Manager waives all rights to institute any proceeding whatsoever against Owner based in any way on such termination of this Agreement in accordance with applicable terms of this Paragraph 14. The prior two sentences will not limit Manager’s (i) right to collect all fees and expense reimbursements permitted pursuant to Paragraph 8 or otherwise expressly provided in this Agreement to which it had become entitled prior to and through the date of termination, less any sums owned by Manager to Owner as a result of any default or breach by Manager, or (ii) right to contest by appropriate legal proceeding any “for cause” termination; and

(i)	No such termination of this Agreement (either in whole or in part) by Owner shall prejudice in any way Owner’s rights and remedies under this Agreement or applicable law or any of its rights to seek and recover damages and other relief on account of the default of Manager or relieve Manager of any of its obligations and liabilities that arose or accrued prior to the full or partial termination of this Agreement.

15.	SUBSIDIARIES AND AFFILIATES:

Manager agrees not to enter into any contract or lease of any kind whatsoever between Manager and any of Manager’s subsidiary corporations or other Affiliates without providing prior written notice to Owner disclosing fully the nature of the relationship between Manager and such Affiliates, and any such contract or lease shall be subject to the prior written approval of Owner’s Representative which may be withheld in its sole discretion.

16.	REPRESENTATIVES; MEETINGS; NOTICES:

16.1	Authorized Representatives:

(a)	Manager shall designate a representative authorized to act on its behalf with respect to the matters described in this Agreement. The authorized representative shall examine documents submitted by Owner and shall promptly render decisions pertaining thereto to avoid unreasonable delay in the performance of Manager’s obligations hereunder. Owner shall communicate with Manager through its authorized representative. Manager’s authorized representative initially shall Rex Lowe or, in his absence, Gregory S. Courtwright. Manager’s authorized representative may be changed from time to time upon prior written notice to Owner’s Representative.

(b)	Owner shall designate Owner’s Representative who shall be authorized to act on Owner’s behalf with respect to certain matters as provided in this Agreement. Owner’s Representative shall examine documents, notices and other requests submitted by Manager and shall promptly render decisions pertaining thereto (where decisions are requested or otherwise required by the terms of this Agreement) to avoid unreasonable delay in the performance of the services of Manager. Manager will communicate with Owner through such designated representatives. Owner’s Representative initially shall be James Schmid. Owner’s Representative may be changed from time to time upon written notice to Manager given by an authorized officer of Owner, and Owner reserves the right to designate different individuals as Owner’s Representative for the Property. The representatives of Owner shall each be given copies of all notices, reports, correspondence and other documents and communications of every kind, which are given or delivered by Manager under the terms of this Agreement or otherwise relating to the Property.

16.2	Periodic Meetings:

The authorized representatives of Owner and Manager will meet as requested by Owner’s Representative, but not more frequently than once each calendar month, to review matters relating to the Property and this Agreement, including, without limitation, budget variances, unanticipated increases in costs and expenses, performance standards, cost savings measures and performance.

16.3	Notices:

All notices, demands, consents and reports provided for in this Agreement shall be in writing and delivered in person, or by facsimile transmission, or by certified or registered mail at the addresses set forth below or such other addresses as given in writing by one or more party to the other:

Owner:

450 South Orange Avenue

Orlando, FL 32801

Attention: Tracey B. Bracco, Esquire

Telephone: (407) 540-7526

Facsimile: (407) 540-2544

with a copy to:

450 South Orange Avenue

Orlando, FL 32801

Attention: Joseph Johnson

Telephone: (407) 540-7526

Facsimile: (407) 540-2544

Manager:

Lincoln Harris CSG

3100 West End Avenue

Nashville, Tennessee 37027

Attention: Rex Lowe

Facsimile:

with copy to:

Lincoln Property Company Commercial

Service Enterprises, Inc.

3300 Lincoln Plaza

500 North Akard Street

Dallas, Texas 75201

Attention: Gregory S. Courtwright

Facsimile: 214/740-3460

17.	ASSIGNMENT:

Except as otherwise provided in this Paragraph 17, Manager shall not assign this Agreement or any right, privilege or obligation appurtenant thereto without the prior written consent of Owner’s Representative, which Owner may withhold in its sole discretion. Notwithstanding the foregoing provisions of this Paragraph 17, Manager may assign this Agreement to an affiliate of Manager which assumes all of Manager’s obligations hereunder without the prior written consent of Owner’s Representative, but Manager shall not be released from its obligations hereunder by reason of any such assignment.

18.	INDEMNIFICATION:

18.1	Indemnification of Owner:

Manager indemnifies, defends (through counsel acceptable to Owner) and holds Owner, its parent, subsidiaries, Affiliates, directors, officers, partners, members, agents, servants and employees harmless for, from and against all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorney’s fees and court costs, sustained or incurred by or asserted against Owner in excess of the limits of the insurance required to be maintained by Owner in Section 4.3, by reason of or arising out of (i) the gross negligence or willful misconduct of Manager, its employees or agents, (ii) the dishonest acts of Manager’s employees or agents, (iii) any claims brought against Owner by Manager’s employees or agents specifically asserting claims arising under this Agreement or with respect to the Property, and/or (iv) Environmental Liabilities for which Manager is responsible pursuant to Paragraph 3.5. Notwithstanding the foregoing, Manager shall have no obligation to indemnify, defend or hold Owner harmless to the extent that the claim arises from the gross negligence or willful misconduct of Owner, its agents or employees.

18.2	Indemnification of Manager:

Owner indemnifies, defends (through counsel acceptable to Manager) and holds Manager, its parent, subsidiaries, Affiliates, directors, officers, partners, members, agents, servants and employees harmless for, from and against all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorneys’ fees and court costs, (collectively “claims”) sustained or incurred by or asserted against Manager by reason of or arising out of (i) the gross negligence or willful misconduct of Owner, its employees or agents, (ii) Environmental Liabilities for which Owner is responsible pursuant to Paragraph 3.5,

(iii) building, health or safety code violations relating to the physical condition of the Property for which Manager is not responsible under the terms of this Agreement, (iv) any other matters relating to the physical condition of the Property or any other premises liability, and/or (v) any other claims brought against Manager arising out of its performance of services required herein, except as provided below. Notwithstanding the foregoing, Owner shall have no obligation to indemnify, defend or hold Manager harmless to the extent that the claim arises from (1) the gross negligence or willful misconduct of Manager, its agents or employees, or (2) acts which are outside the scope of Manager’s authority under this Agreement.

18.3	Notice of Claim:

Each party shall notify the other in writing as soon as practicable after notice of a claim is received; and Owner and Manager shall use their best efforts to ensure that their respective agents and employees will not take any actions, including an admission of liability (unless legally compelled to do so), that would bar the other party from enforcing any applicable coverage under policies of insurance held by such party or would prejudice any defense of such party in any appropriate legal proceedings pertaining to any such matter or otherwise prevent such party from defending itself with respect to any such matter.

18.4	Survival of Obligations:

The obligations of Owner and Manager under this Paragraph 18 shall survive the termination of this Agreement with respect to claims based on occurrences during the term of this Agreement.

19.	ATTORNEYS’ FEES:

If there is any legal or arbitration action or proceeding between the parties to enforce any provision of this Agreement or to protect or establish any right or remedy of any of the parties, the unsuccessful party to such action or proceeding will pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees (including allocated fees and costs of Owner’s or Manager’s in-house counsel) incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees will be determined by the court or arbitration panel handling the proceeding and will be included in and as a part of such judgment.

20.	MISCELLANEOUS:

20.1	Time:

Time is of the essence of this Agreement.

20.2	Invalidity:

The invalidity of any provision of this Agreement, as determined by a court of competent jurisdiction, shall not affect the validity of any other provision hereof.

20.3	Waiver and Approvals:

No failure of either party to enforce any term hereof shall be deemed to be a waiver, and all waivers, approvals, consents, authorizations and instructions of Owner must be given in writing to become effective.

20.4	Agreement Binding; Choice of Law:

This Agreement shall bind the parties, their successors and assigns. This Agreement shall be governed by the laws of the state in which the Property is located.

20.5	Authorization:

By executing this Agreement, both parties represent that they are authorized and have the power to enter into this Agreement.

20.6	Construction:

This Agreement shall not be construed either for or against either party.

20.7	Complete Agreement; Amendment:

This Agreement and the Exhibits attached hereto (which Exhibits are hereby made a part of this Agreement) contain all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Agreement may be modified in writing only, signed by the parties at the time of modification.

20.8	Pronouns:

The pronouns used in this Agreement referring to Manager shall be understood and construed to apply whether the Manager be an individual, partnership, limited liability company, corporation or an individual or individuals doing business under a firm or trade name.

20.9	Headings:

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

20.10	No Partnership:

Owner and Manager are not partners or joint venturers with one another, and nothing in this Agreement shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

20.11	No License to Use Trademarks; Advertising:

Manager shall have no right to display or otherwise use the name or trademarks and service marks of Owner in Manager’s own promotions, advertising, press releases or otherwise without first obtaining the prior written consent of Owner’s Representative which Owner may withhold in its sole and absolute discretion. Neither Owner nor Manager shall acquire any right, title or interest in or to the other party’s service marks and trademarks by virtue of this Agreement. To the extent that Owner agrees to permit Manager to use or display Owner’s service marks and trademarks, Manager shall discontinue all such use or display upon termination of this Agreement. Any press releases, publicity statements or promotional materials regarding this Agreement, the Property or the appointment of Manger or which in any way mention or refer to Owner may not be issued by Manager without the prior written consent of Owner’s Representative, which Owner may withhold in its sole and absolute discretion.

20.12	Limitation on Pledging Credit:

Manager shall not borrow any money or execute any promissory note, bill of exchange or other obligation, mortgage or encumbrance in the name and on behalf of Owner to pledge the credit of Owner or any of its Affiliates without the prior written consent of Owner’s Representative.

20.13	Counterparts:

This Agreement may be executed in several counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

20.14	Access to Books and Records:

Upon written request of the Secretary of Health and Human Services, the Comptroller General or any of his or her duly authorized representatives, Manager shall make available those contracts, books, documents and records necessary to verify the nature and extent of the cost of providing its services. Such inspection shall be available up to four (4) years after the rendering of such services. The parties agree that any attorney-client, accountant-client or any other legal privilege shall not be deemed waived by virtue of this Paragraph.

21.	PROTECTION OF REIT STATUS.

Manager acknowledges that CNL Healthcare Properties, Inc., a Maryland corporation (“CNL REIT”) and an indirect owner of Owner, has elected to be treated as a real estate investment trust (a “REIT”) within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and Manager agrees that without the prior written consent of Owner (which may be given or withheld in Owner’s sole discretion), it will not (a) accept, or cause or allow to be earned, any rents or license fees or other amounts to be paid by a tenant or occupant at the Property that would be based, in whole or in part, on the income or profits derived by the business activities of such tenant or occupant, (b) furnish or render any services to a tenant or occupant at the Property other than services customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic market in which the Property is located, or (c) accept, or cause or allow to be earned, any payments or other amounts which would fail to qualify as “rents from real property” as described in Section 856(d) of the Code. Accordingly, Manager shall not provide any services giving rise to such non qualifying income and shall not provide or allow to be provided by others any new services related to the Property without the prior written consent of Owner, which consent may be withheld in Owner’s sole discretion. In the event Owner consents to the provision of any non-customary services by Manager to any tenant or licensee of the Property, such services shall be provided by Manager at competitive rates and for its own account and neither Owner nor CNL REIT, directly or indirectly, shall participate in the collection of or share in the revenues or profits derived from such services. Without limiting the generality of the foregoing, with respect to any of the services to be rendered by Manager for the Property, Manager agrees that it will not enter into any subcontract with or otherwise engage the services of any Person from whom Owner or CNL REIT, directly or indirectly, derives any revenue (including, for example, from a tenant of the Property), without the prior written consent of Owner. Manager further represents and warrants that neither Owner nor CNL REIT, directly or indirectly, derives any revenue from Manager, except for rent paid by Manager to occupy Management Space to manage the Property, which space shall be used solely for the management of the Property. Owner shall reimburse Manager for all reasonable out-of-pocket legal fees incurred by Manager in complying with the terms of this Section.

22.	DEFINITIONS:

The following terms shall have the meanings set forth as follows:

22.1 “Affiliate” when used in relation to a specified Person shall mean (i) all Parents of such Person, (ii) any other Person fifty percent (50%) or more of whose outstanding voting shares, partnership interests, membership interests or other equity ownership interests are owned by the specified Person, either directly or indirectly through one or more intermediaries, and (iii) any other Person, fifty percent (50%) or more of whose outstanding voting shares, partnership interests, membership interests or other equity ownership interests are owned by a Parent of the specified Person, either directly or indirectly through one or more intermediaries.

22.2 “Agreement” shall have the meaning set forth in the introductory paragraph.

22.3 “Bankruptcy” shall have the meaning set forth in Paragraph 14.3.

22.4 “Capital Budget” shall have the meaning set forth in Paragraph 3.6(a)(ii).

22.5 “Cause” shall have the meaning set forth in Paragraph 14.2.

22.6 “Environmental Hazard” shall mean Hazardous Materials (as defined below), or the storage, handling, production, disposal, treatment or release thereof.

22.7 “Environmental Liabilities” shall mean any liability, penalties, fines, forfeitures, demands, damages, losses, claims, causes of action, suits, judgments, and costs and expenses incidental thereto (including cost of defense, settlement, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees), arising from or based on (i) environmental contamination or the threat of environmental contamination or (ii) non-compliance or violation of any federal, state or local law, regulation, rule or ordinance pertaining to Hazardous Materials, and shall include, but not be limited to, liability arising from:

(a)	any governmental action, order, directive, administrative proceeding or ruling;

(b)	personal or bodily injuries (including death) or damages to any property (including loss of use) or natural resources; or

(c)	clean-up, remediation, investigation, monitoring or other response action.

22.8 “Fiscal Year” shall have the meaning set forth in Paragraph 3.6.

22.9 “Gross Receipts” shall mean all amounts and sums actually collected or received by Manager as rents or other charges for use and occupancy of space in the Property or for any services, equipment or furnishings provided in connection with such use or occupancy, including without limitation real estate taxes, operating expense reimbursements, payments made by occupants, rental increases due to cost-of-living provisions, payments made in consideration of the cancellation, surrender or modification of any Space Lease, damages by reason of any default (including without limitation applications of security deposits upon such default), and the proceeds of rental interruption insurance, but shall exclude any other amounts and sums collected or received related to the Property, including without limitation income derived from interest on bank accounts or otherwise, hazard or liability insurance or eminent domain proceeds, tax abatement awards, discounts and dividends on insurance policies, and remodeling and other like costs charges to tenants.

22.10 “Hazardous Material” shall mean (a) any hazardous waste, any extremely hazardous waste, or any restricted hazardous waste, or words of similar import, as defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.); (b) any hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.); (c) any toxic substances as defined in the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (d) any pollutant as defined in the Clean Water Act (33 U.S.C. §1251 et seq.); (e) gasoline, petroleum or other hydrocarbon products or by-products; (f) asbestos; (g) any material, substance or waste subject to regulation pursuant to any regulations implementing the National Environmental Policy Act, including, but not limited to, those regulations set forth in 47 C.F.R. §1.1301-1.1319 (1986), as amended and supplemented from time to time and any similar replacement regulations; or (h) any other materials, substances or wastes subject to environmental regulation under any applicable federal, state or local law, regulation or ordinance now or hereafter in effect.

22.11 “Manager” shall have the meaning set forth in the introductory paragraph.

22.12 “Operating Account” shall have the meaning set forth in Paragraph 7.1.

22.13 “Operating Budget” shall have the meaning set forth in Paragraph 3.6(a)(i).

22.14 “Owner” shall have the meaning set forth in the introductory paragraph.

22.15 “Owner’s Representative” shall have the meaning set forth in Paragraph 16.1(b).

22.16 “Parent” when used in relation to a specified Person shall mean a Person who owns fifty percent (50%) or more of the outstanding voting shares, partnership interests, membership interests or other equity ownership interests of the specified Person, either directly or indirectly through one or more intermediaries.

22.17 “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

22.18 “Property” shall have the meaning set forth in the recitals.

22.19 “Property Expenses” shall mean all expenses which Manager may pay from the Operating Accounts in accordance with Paragraph 8.

22.20 “Property Income” shall mean all income and other amounts and sums derived from or payable with respect to the Property or the use, operation or occupancy thereof, including, by way of example, but not necessarily limited to: all rents or other charges for use and occupancy of space in the Property or for any services, equipment or furnishings provided in connection with such use or occupancy; real estate taxes, insurance and operating expense reimbursements; rental increases due to cost-of-living provisions; sums payable in consideration of the cancellation, surrender or modification of any Space Lease; damages by reason of any default (including, without limitation, applications of security deposits upon such default); all other sums payable by occupants; the proceeds of rental interruption insurance; income derived from interest on bank accounts or otherwise; hazard or liability insurance or eminent domain proceeds; tax refunds; tax abatement awards; discounts and dividends on insurance policies; tenant improvement, remodeling and other like costs charged to tenants and income from vending machines and other coin operated devices located on the Property, but excluding income from radio frequency antenna devices located on the Property if managed under an agreement between Owner and any third party.

22.21 “Space Leases” shall have the meaning set forth in Paragraph 3.19(b).

22.22 “Special Materials” shall have the meaning set forth in Paragraph 3.17.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

OWNER CHP ESCONDIDO CA MOB OWNER, LLC, a Delaware limited liability company		MANAGER LINCOLN PROPERTY COMPANY COMMERCIAL SERVICE ENTERPRISES, INC. D/B/A LINCOLN HARRIS CSG

By:	/s/ Tracey B. Bracco	By:	/s/ Rex Lowe
	Tracey B. Bracco	Title:	Senior Vice President
Title:	Vice President	Date:	8/8/13

Date:

SCHEDULE OF EXHIBITS

Exhibit A - Description of the Property

Exhibit B - Manager’s Fees

Exhibit C - Tenant Buildout Services

EXHIBIT A

Description of the Property

[Intentionally Omitted]

EXHIBIT B

Manager’s Fees

1.	Property Management Fee. Owner shall pay to Manager an annual fixed “Property Management Fee” equal to three percent (3%) of the rental and other revenues collected from the Property for which Property Management Services are being provided hereunder. Such fee shall be payable monthly in level installments equal to one-twelfth (1/12th) of such annual fixed fee. Manager shall send to Owner an invoice for such fee by the last day of each month, and Owner shall pay such invoice by check by the 15th day of the following month.

2.	Leasing Fee. Owner shall pay to Manager a four percent (4%) leasing commission on all new leases and two percent (2%) leasing commission on all renewals of Existing Leases. Any co-brokerage shall be considered by Owner on a case-by-case basis. Such commission shall be due upon payment by the applicable tenant of its first month’s rent under such new or renewed lease.

3.	Construction Management Fees; Tenant Improvements. If construction management services in accordance with Exhibit C are requested by Owner for the build out of tenant improvements in any space leased in a Property as provided in Section 3.20, Owner shall pay to Manager for such management services a fee equal to five percent (5%) of the amount of the final construction budget (as approved by Owner’s Representative pursuant to Exhibit C) for each such project, but excluding design and engineering fees; provided that the fee shall be reduced to three percent (3%) for the portion of any project costs in excess of $250,000. Such fee shall be due in a single lump sum installment following the date (the “Completion Date”) when all of the following have occurred: (a) the certificate of occupancy (or the local equivalent) for the leased space involved in the project has been issued by the governmental authority having jurisdiction, and (b) the architect has issued its certificates of substantial completion and final payment. Such fee shall be payable within thirty (30) days after Manager has delivered to Owner an invoice and satisfactory evidence that the events described in the preceding sentence have occurred.

EXHIBIT C

Tenant Buildout Services

[Intentionally Omitted]

EXHIBIT D

REQUIRED INSURANCE COVERAGE

[Intentionally Omitted]

EXHIBIT E

REPORTS TO OWNER

[Intentionally Omitted]

EXHIBIT G

OFFICE PROPERTY SERVICES QUESTIONNAIRE

SCHEDULE 3.19

EXISTING LEASES

[Intentionally Omitted]